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                                                                    EXHIBIT 5.1

                       [Lindquist & Vennum P.L.L.P. Letterhead]


                                    August 9, 1999



Community First Bankshares, Inc.
520 Main Avenue
Fargo, North Dakota  58124


     Re:  Registration Statement on Form S-4

Ladies and Gentlemen:

          In connection with the Registration statement on Form S-4 filed by Community First Bankshares, Inc. (the "Company") with the Securities and Exchange Commission on August 9, 1999 relating to the registration of 3,611,111 shares of common stock, $.01 par value (the "Shares"), to be issued by the Company in connection with the proposed merger of Valley National Corporation, a Delaware corporation, with and into the Company (the "Merger"), please be advised that as counsel to the Company, upon examination of such corporate documents and records as we have deemed necessary or advisable for the purposes of this opinion, it is our opinion that:

     1. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware.

     2. All necessary corporate action on the part of the Company has been taken to authorize the issuance of the Shares to be issued in connection with the merger and, when issued pursuant to the merger and paid for as contemplated by the Registration statement, the Shares will be legally issued, fully paid and nonassessable.

          We hereby consent to the filing of this opinion as an exhibit to the Registration statement and to the reference to our firm under the heading "Legal Matters" in the proxy statement/prospectus comprising a part of the Registration Statement.

                                   Very truly yours,

                                   /s/ LINDQUIST & VENNUM P.L.L.P.


cc:  Galen O. Skarphol
     James K. Sterrett, Esq.
     Steven J. Johnson, Esq.